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                                                                                     EXHIBIT 12
SOUTHWESTERN BELL TELEPHONE COMPANY
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions
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                                    THREE MONTHS ENDED
                                    MARCH 31,                              YEAR ENDED DECEMBER 31,

                                       1995     1994      1994     1993     1992     1991     1990

Income Before Income Taxes,
 Extraordinary Loss and Cumulative
 Effect of Changes in
 Accounting Principles              $   454.8  $  406.0  $1,585.9 $1,424.2 $1,324.7 $1,286.3 $1,319.4
  Add:  Interest Expense                 85.5      88.0     357.9    385.2    408.7    456.3    439.3
      1/3 Rental Expense                  7.0       6.3      25.6     22.8     27.6     22.7     29.6


  Adjusted Earnings                 $   547.3  $  500.3  $1,969.4 $1,832.2 $1,761.0 $1,765.3 $1,788.3


Total Interest Charges              $    85.5  $   88.0  $  357.9 $  385.2 $  408.7 $  456.3 $  439.3
1/3 Rental Expense                        7.0       6.3      25.6     22.8     27.6     22.7     29.6


  Adjusted Fixed Charges            $    92.5  $   94.3  $  383.5 $  408.0 $  436.3 $  479.0 $  468.9


Ratio of Earnings to Fixed Charges       5.92      5.31      5.14     4.49     4.04     3.69     3.81


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